Exhibit 99.1

Contact: Jeffrey M. O’Connell	PRNewswire Released @ 4:33 EDT
Phone: (770) 645-4800

BWAY PARENT COMPANY, INC. TO BE ACQUIRED BY PLATINUM EQUITY

Atlanta, GA, October 2, 2012 – BWAY Parent Company, Inc, a leading North American supplier of general line rigid containers through its primary operating subsidiary, BWAY Corporation, announced today that it has entered into a definitive agreement to be acquired by an affiliate of Platinum Equity in a transaction valued at approximately $1.24 billion.

“We are very excited about this transaction with Platinum Equity. Platinum brings to BWAY a strong operational and strategic focus and a tremendous track record of value creation that we are convinced will help us achieve new levels of success,” said Ken Roessler, BWAY’s President and Chief Executive Officer. “We look forward to taking the next step in the evolution of our company.”

Mr. Roessler noted that business will continue as usual as all parties work toward a prompt closing of the transaction.

“BWAY is a world class packaging business with strong customer relationships and a proven management team,” said Louis Samson, the Partner at Platinum Equity whose team led the acquisition. “We are excited to bring our operational capabilities to bear and to partner with the company’s management team to build on BWAY’s strong fundamentals.”

Under the terms of the agreement, Platinum Equity will acquire BWAY Parent Company, Inc. from funds managed by Madison Dearborn Partners, LLC via a merger. Senior executives of the company and a number of other employees will invest in the transaction alongside Platinum. The transaction is subject to customary closing conditions, including the expiration or earlier termination of the Hart-Scott Rodino waiting period. BWAY expects the transaction to close in the fourth quarter of 2012.

The transaction will be financed through a combination of equity contributed by Platinum Equity along with certain members of management, and committed debt financing provided by Bank of America Merrill Lynch and Deutsche Bank. Platinum Equity has informed BWAY Parent Company that it intends to keep BWAY Holding Company’s existing 10% senior notes due 2018 outstanding and will comply with the indenture governing the notes, including by obtaining the consent of the majority of the holders to an amendment of certain provisions and/or making any required offer to purchase the notes upon a change of control. Platinum Equity has also informed BWAY Parent Company that it intends to refinance BWAY Parent Company’s existing 10.125%/10.875% senior PIK toggle notes due November 2015 with proceeds of its debt financing.

Goldman, Sachs & Co., Barclays and Deutsche Bank Securities, Inc. acted as financial advisors to BWAY and Kirkland & Ellis LLP was the company’s legal advisor. Latham & Watkins LLP acted as legal advisor to Platinum Equity.

About BWAY Corporation

BWAY Corporation is a leading North American supplier of general line rigid containers. The Company operates 22 plants throughout the United States and Canada serving industry leading customers on a national basis.

Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to substantial risks, uncertainties and assumptions, including uncertainties associated with the proposed sale of BWAY Parent to affiliates of Platinum Equity, the anticipated timing of filings and approvals relating to the transaction, the expected timing of completion of the transaction, the ability of third parties to fulfill their obligations relating to the proposed transaction and the ability of the parties to satisfy the conditions to closing of the merger agreement to complete the transaction. You should not place reliance on these statements.

In light of these risks, uncertainties and assumptions, the forward-looking statements contained in this document might not prove to be accurate and you should not place undue reliance upon them. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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